UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   October 24, 2005

KFX INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-23634	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

55 Madison Street, Suite 500 Denver, Colorado		80206
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 not applicable
(Former name or former address, if changed since last report)

Section 1.  Registrant’s Business and Operations.

Item 1.01  Entry into a Material Definitive Agreement

            See Item 5.02 of this Report.

Section 5.  Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mark S. Sexton

            KFx and Mark S. Sexton entered into an employment agreement dated October 24, 2005.  A copy of the Agreement is filed with this report as Exhibit 10.65.

            The material terms and conditions of Mr. Sexton’s Agreement with KFx, including without limitation his duties as Chief Executive Officer are as follows:  Substantially all compensation for Mr. Sexton is performance based.  He will receive a minimum base salary which will allow him to make an elective deferral contribution to the Company’s 401(k) plan and allow for participation in all health and welfare plans.  Also, he will be eligible to receive annual bonuses.  In addition he has been granted 1,000,000 shares of restricted stock which shall vest upon the attainment of certain performance bench marks.  Full vesting of the restricted stock will occur upon attainment of any of the following: (a) an increase in the share price such that the average closing price of KFx common stock for the trading days within any 90 consecutive calendar day period equals or exceeds $45.05 per share; (b) annual gross revenues increase to $1 billion; and (c) annual net cash flow increases to $250 million.  Partial vesting will occur if the stock price increases such that the average closing price of KFx common stock for the trading days within any 90 consecutive calendar day period equals or exceeds $30.05 per share, or the annualized value of quarterly gross revenues or quarterly net cash flow attain the incentive targets.  Unless sooner vested pursuant to the incentive targets described above, the restricted stock shares will fully vest on the seventh anniversary of the date of the agreement so long as Mr. Sexton is continually employed as the Chief Executive Officer through such anniversary of the agreement.  The agreement contains change of control and non-compete provisions.

            Mr. Sexton has also been appointed to the Board of KFx.  While he is employed by KFx, the Board will use its best efforts to cause him to continue to serve on the Board by including him in the Board’s slate of nominees for election as a director at annual meetings of the Company’s stockholders, and shall recommend to the stockholders that he be elected or reelected to the Board, to the extent such is consistent with the fiduciary obligations of the Board to the stockholders.

            The announcement of our hiring Mr. Sexton and his biographical and other information relating to him was previously filed as part of our current report on Form 8-K dated September 28, 2005.

Kevin R. Collins

            KFx and Kevin R. Collins entered into an employment  agreement dated October 24, 2005.  A copy of the Agreement is filed with this report as Exhibit 10.66.

            The material terms and conditions of Mr. Collins’ Agreement with KFx, including without limitation his duties as Executive Vice President of Finance & Strategy are as follows:  a majority of the compensation for Mr. Collins is performance based.  He will receive an annual base salary of $175,000 and he will also be eligible to receive annual bonuses.  In addition he has been granted 400,000 shares of restricted stock which shall vest upon the attainment of certain performance bench marks.  Full vesting of the restricted stock will occur upon attainment of any of the following: (a) an increase in the share price such that the average closing price of KFx common stock for the trading days within any 90 consecutive calendar day period equals or exceeds $45.05 per share; (b) annual gross revenues increase to $1 billion; and (c) annual net cash flow increases to $250 million.  Partial vesting will occur if the stock price increases such that the average closing price of KFx common stock for the trading days within any 90 consecutive calendar day period equals or exceeds $30.05 per share, or the annualized value of quarterly gross revenues or quarterly net cash flow attain the incentive targets.  Unless sooner vested pursuant to the incentive targets described above, the restricted stock shares will fully vest on the seventh anniversary of the date of the agreement so long as Mr. Collins is continually employed as the Executive Vice President of Finance & Strategy through such anniversary of the agreement.  The agreement contains change of control and non-compete provisions.

            The announcement of our hiring Mr. Collins and his biographical and other information relating to him was previously filed as part of our current report on Form 8-K dated September 28, 2005.  Also, in our current report on Form 8-K dated October 12, 2005, we previously announced that Mr. Collins would be assuming the duties of Chief Financial Officer upon the departure of our current Chief Financial Officer expected to occur on or about November 9, 2005.

Section 9.  Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Exhibit Title or Description
10.65	Employment Agreement between KFx Inc. and Mark S. Sexton
10.66	Employment Agreement between KFx Inc. and Kevin R. Collins

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFx Inc.

Date: October 24, 2005	By: /s/ William G. Laughlin
William G. Laughlin
Senior Vice President and General Counsel

KFx INC.
EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

10.65	Employment Agreement between KFx Inc. and Mark S. Sexton
10.66	Employment Agreement between KFx Inc. and Kevin R. Collins